EXHIBIT 21
SUBSIDIARIES OF THE REGISTRANT

(1) First Security Bank is the bank subsidiary of the Company. The Company owns 100% of First Security Bank.

(2) Batesville Security Building Corporation is the non-bank subsidiary of the Company. The Company owns 100% of
Batesville Security Building Corporation.